Exhibit 99.1

For Immediate Release

Eagle Pharmaceuticals Reports Fourth Quarter and Full Year 2021 Results

•   Q4 2021 net loss was $(0.48) per basic and diluted share and adjusted non-GAAP net income* was $0.87 per basic and $0.85 per diluted share

•   FY 2021 net loss was $(0.66) per basic and diluted share and adjusted non-GAAP net income* was $2.64 per basic and $2.59 per diluted share

•    Early trends1 indicate that Q1 2022 revenue is expected to be in the range of $120 million - $130 million and adjusted non-GAAP earnings per share* in the range of $3.80 - $4.10

•   Commenced shipment of vasopressin, a generic alternative to Vasostrict®, with 180 days of marketing exclusivity

•   Announced commercial availability of novel product, PEMFEXY™ (pemetrexed for injection), a branded alternative to ALIMTA®

•   On track to support submission of new drug application in second quarter of 2022 for Landiolol, a beta-1 adrenergic blocker

•   Expects to start clinical trial in CAL02 patients in Q3 2022 during pneumonia season

WOODCLIFF LAKE, NJ—March 7, 2022—Eagle Pharmaceuticals, Inc. (Nasdaq: EGRX) (“Eagle” or the “Company”) today announced financial results for the three and twelve months ended December 31, 2021.

Business and Recent Highlights:

•	Announced the commercial availability of its novel product, PEMFEXY™ (pemetrexed for injection), a branded alternative to ALIMTA®. PEMFEXY is a ready-to-use liquid with a unique J-code and is approved in the United States to treat nonsquamous non-small cell lung cancer and mesothelioma. Eagle received approval from the U.S. Food and Drug Administration (“FDA”) in February 2020 of its new drug application (“NDA”) for PEMFEXY, following the settlement agreement of patent litigation with Eli Lilly and Company in December 2019. The agreement provided for a release of all claims by the parties and allows for an initial entry of PEMFEXY into the market (equivalent to approximately a three-week supply of ALIMTA utilization) on February 1, 2022, and a subsequent uncapped entry on April 1, 2022. The ALIMTA U.S. market totaled $1.2 billion for the 12 months ended December 31, 2021, as reported by Eli Lilly and Company.

1 The Company’s expectations with respect to the first quarter of 2022 are based on its estimates and assumptions as of March 7, 2022 and are subject to substantial uncertainty. The Company’s first quarter of 2022 is ongoing and not complete, and the Company’s expectations with respect to revenues, earnings per share and adjusted non-GAAP earnings per share for the first quarter of 2022 are estimates. Actual revenue, earnings per share and adjusted non-GAAP earnings per share for the Company’s first quarter of 2022 are subject to completion of the quarter as well as financial closing procedures for the period, and the actual and reported financial results for the Company’s first quarter of 2022 may materially differ. As such, the Company’s expectations with respect to the first quarter of 2022 are inherently unpredictable and actual results and outcomes could differ materially for a variety of reasons, including the factors discussed below under “Forward-Looking Statements.”

* Adjusted non-GAAP net income, adjusted non-GAAP earnings per share, adjusted non-GAAP R&D expense and adjusted non-GAAP SG&A expense are non-GAAP financial measures. For descriptions and reconciliations of these non-GAAP financial measures to their most comparable GAAP financial measures, please see below and the tables at the end of this press release.

Page 2: Eagle Pharmaceuticals Reports Fourth Quarter 2021 Results

•	Commenced shipment of vasopressin on January 18, 2022 with 180 days of marketing exclusivity. Vasopressin, an A-rated generic alternative to Vasostrict®, is indicated for use to increase blood pressure in adults with vasodilatory shock (e.g., post-cardiotomy or sepsis) who remain hypotensive despite fluids and catecholamines. U.S. sales of Vasostrict totaled $901.7 million for the 12 months ended December 31, 2021, as reported by Endo International plc.

•	AOP Orphan Pharmaceuticals GmbH, Member of the AOP Health Group, (“AOP Health”), with whom Eagle entered into a licensing agreement in August 2021, has engaged with the FDA to obtain alignment on the content and format of the pre-clinical and clinical data required to support an NDA seeking approval of Landiolol, a novel therapeutic, for the short-term reduction of ventricular rate in patients with supraventricular tachycardia, including atrial fibrillation and atrial flutter. Based on the FDA’s responses to AOP Health’s communications, Eagle remains on track to support AOP Health’s NDA filing for Landiolol in the second quarter of 2022.

Financial Highlights

Fourth Quarter 2021

•	Total revenue for Q4 2021 was $42.3 million, compared to $49.9 million in Q4 2020, primarily reflecting lower product sales of BELRAPZO and RYANODEX and lower royalty revenue of BENDEKA, partially offset by higher product sales of TREAKISYM.

•	Q4 2021 net loss was $6.2 million, or $(0.48) per basic and diluted share, compared to net income of $8.1 million, or $0.62 per basic and $0.60 per diluted share, in Q4 2020.

•	Q4 2021 adjusted non-GAAP net income* was $11.2 million, or $0.87 per basic and $0.85 per diluted share, compared to adjusted non-GAAP net income* of $12.8 million, or $0.98 per basic and $0.96 per diluted share, in Q4 2020.

•	Cash and cash equivalents were $97.7 million, net accounts receivable was $41.1 million, and debt was $26.0 million as of December 31, 2021.

Full Year 2021

•	Total revenue for the 12 months ended December 31, 2021 was $171.5 million, compared to $187.8 million in 2020. 2020 included a $5.0 million milestone payment from SymBio Pharmaceuticals Limited for regulatory approval of TREAKISYM ready-to-dilute (“RTD”) (250 ml) liquid bendamustine formulation.

•	Net loss for the 12 months ended December 31, 2021 was $8.6 million, or $(0.66) per basic and diluted share, compared to net income of $12.0 million, or $0.89 per basic and $0.87 per diluted share, in 2020.

Page 3: Eagle Pharmaceuticals Reports Fourth Quarter 2021 Results

•	Adjusted non-GAAP net income* for the 12 months ended December 31, 2021 was $34.4 million, or $2.64 per basic and $2.59 per diluted share, compared to $48.7 million, or $3.62 per basic and $3.54 per diluted share, in 2020.

•	From August 2016 through December 31, 2021, Eagle has repurchased $228.1 million of its common stock.

“With two important launches in early 2022, Eagle is off to a great start. The initial impressive revenue generated from vasopressin and PEMFEXY, each with significant periods of exclusivity, together with our royalties from bendamustine sales in Japan, position us to more than double our earnings this year. Based on early 2022 trends, we believe that our Q1 2022 earnings per share should approximate $4.00. Our pipeline is advancing as expected, and our balance sheet remains healthy. The period ahead will be exciting for us as we plan to deploy our cash to strengthen our product offerings and grow the company,” stated Scott Tarriff, President and Chief Executive Officer of Eagle Pharmaceuticals.

Fourth Quarter 2021 Financial Results

Total revenue for the three months ended December 31, 2021 was $42.3 million, as compared to $49.9 million for the three months ended December 31, 2020. A summary of total revenue is outlined below:

	Three Months Ended December 31,
	2021	2020
	(unaudited)	(unaudited)
Revenue (in thousands):
Product sales, net	$16,158	$22,936
Royalty revenue	26,162	26,980
Total revenue	$42,320	$49,916

Q4 2021 BELRAPZO product sales were $5.5 million, compared to $10.2 million in Q4 2020.

Q4 2021 RYANODEX® product sales were $6.1 million, compared to $7.9 million in Q4 2020.

Royalty revenue was $26.2 million in the fourth quarter of 2021, compared to $27.0 million in the fourth quarter of 2020. BENDEKA royalties were $24.2 million in the fourth quarter of 2021, compared to $27.0 million in the fourth quarter of 2020.

Gross margin was 71% during the fourth quarter of 2021, as compared to 75% in the fourth quarter of 2020. The decrease in gross margin for the fourth quarter of 2021 was driven by revenue mix.

R&D expense was $3.8 million for the fourth quarter of 2021, compared to $9.4 million for the fourth quarter of 2020. The decrease was primarily due to the non-recurrence of development cost on vasopressin and lower spend on RYANODEX related projects. Excluding stock-based compensation and other non-cash and non-recurring items, adjusted non-GAAP R&D expense* during the fourth quarter of 2021 was $2.6 million.

SG&A expenses in the fourth quarter of 2021 totaled $20.3 million compared to $18.2 million in the fourth quarter of 2020. This increase was primarily related to employee related costs and consulting costs partially offset by a decrease in stock-based compensation expense. Excluding stock-based compensation and other non-cash and non-recurring items, fourth quarter 2021 adjusted non-GAAP SG&A expense* was $14.6 million.

Page 4: Eagle Pharmaceuticals Reports Fourth Quarter 2021 Results

Net loss for the fourth quarter of 2021 was $6.2 million, or $(0.48) per basic and diluted share, compared to net income of $8.1 million, or $0.62 per basic and $0.60 per diluted share, in the fourth quarter of 2020, as a result of the factors discussed above.

Adjusted non-GAAP net income* for the fourth quarter of 2021 was $11.2 million, or $0.87 per basic and $0.85 per diluted share, compared to adjusted non-GAAP net income* of $12.8 million or $0.98 per basic and $0.96 per diluted share in the fourth quarter of 2020.

Full Year 2021 Financial Results

Total revenue for the year ended December 31, 2021 was $171.5 million, as compared to $187.8 million for the year ended December 31, 2020. A summary of total revenue is outlined below:

	Twelve Months Ended December 31,
	2021	2020
Revenue (in thousands):
Product sales, net	$65,023	$72,323
Royalty revenue	106,523	110,479
License and other revenue	—	5,000
Total revenue	$171,546	$187,802

Product sales decreased by $7.3 million in the year ended December 31, 2021, primarily driven by decreases in product sales of Bendeka by $4.3 million, coupled with decreases in Belrapzo product sales of $3.8 million, due to price decreases and Ryanodex product sales by $3.0 million, due to volume decreases. The decreased sales were partially offset by increases in product sales of $3.9 million for TREAKISYM.

Gross margin was 75% in 2021, as compared to 76% in 2020. The decrease in gross margin in 2021 was driven by revenue mix.

R&D expense increased to $51.3 million in 2021, compared to $30.8 million in 2020, primarily reflecting a $10.0 million upfront payment related to our license agreement with Combioxin SA for CAL02, a $5.0 million upfront payment related to our licensing agreement with AOP Orphan for Landiolol, and increases of $2.3 million in development costs for vasopressin, $2.1 million in employee related costs, and $1.6 million related to PEMFEXY launch preparedness and regulatory costs. Excluding stock-based compensation and other non-cash and non-recurring items, adjusted non-GAAP R&D expense* in 2021 was $32.5 million.

SG&A expenses decreased by $3.3 million to $75.3 million in 2021, compared to $78.6 million in 2020. The decrease primarily reflects lower stock-compensation expense and the non-recurrence of expense related to Tyme Technologies, Inc. (“Tyme”), partially offset by increases in external legal fees and employee related costs. Excluding stock-based compensation and other non-cash and non-recurring items, adjusted non-GAAP SG&A expense* in 2021 was $54.9 million.

Page 5: Eagle Pharmaceuticals Reports Fourth Quarter 2021 Results

Net loss for the year ended December 31, 2021 was $8.6 million, or $(0.66) per basic and diluted share, as compared to net income of $12.0 million or $0.89 per basic and $0.87 per diluted share for the year ended December 31, 2020, as a result of the factors discussed above.

Adjusted non-GAAP net income* for the year ended December 31, 2021 was $34.4 million, or $2.64 per basic and $2.59 per diluted share, compared to adjusted non-GAAP net income* of $48.7 million, or $3.62 per basic and $3.54 per diluted share, for 2020.

First Quarter 2022 Expected Revenue and EPS1

•	Revenue for the first quarter 2022 is expected to be in the range of $120 million - $130 million.

•	Adjusted non-GAAP earnings per share* for the first quarter 2022 is expected to be in the range of $3.80 - $4.10.

2022 Full Year Expense Guidance

•	Adjusted non-GAAP R&D expense* is expected to be in the range of $46 million to $50 million, as compared to $32.5 million in 2021.

•	Adjusted non-GAAP SG&A expense* is expected to be in the range of $54 million to $58 million, as compared to $54.9 million in 2021.

Liquidity

As of December 31, 2021, Eagle had $97.7 million in cash and cash equivalents plus $41.1 million in net accounts receivable, and $26.0 million in outstanding debt. Therefore, as of December 31, 2021, Eagle had net cash plus receivables of $112.8 million.

In the fourth quarter of 2021, Eagle purchased $8.6 million of its common stock as part of its current $160.0 million Share Repurchase Program. From August 2016 through December 31, 2021, Eagle has repurchased $228.1 million of its common stock.

Conference Call

As previously announced, Eagle management will host its fourth quarter 2021 conference call as follows:

Date	Monday, March 7, 2022
Time	8:30 A.M. ET
Toll free (U.S.)	866-831-8713
International	203-518-9822
Webcast (live and replay)	www.eagleus.com, under the “Investor + News” section

Page 6: Eagle Pharmaceuticals Reports Fourth Quarter 2021 Results

A replay of the conference call will be available for one week after the call's completion by dialing 800-839-0866 (US) or 402-220-0662 (International) and entering conference call ID EGRXQ421. The webcast will be archived for 30 days at the aforementioned URL.

About Eagle Pharmaceuticals, Inc.

Eagle is a fully integrated pharmaceutical company with research and development, clinical, manufacturing and commercial expertise. Eagle is committed to developing innovative medicines that result in meaningful improvements in patients’ lives. Eagle’s commercialized products include vasopressin, PEMFEXY™, RYANODEX®, BENDEKA®, BELRAPZO®, TREAKISYM (Japan), and its oncology and CNS/metabolic critical care pipeline includes product candidates with the potential to address underserved therapeutic areas across multiple disease states. Additional information is available on Eagle’s website at www.eagleus.com.

Page 7: Eagle Pharmaceuticals Reports Fourth Quarter 2021 Results

Forward-Looking Statements

This press release contains forward-looking information within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, and other securities laws. Forward-looking statements are statements that are not historical facts. Words and phrases such as “anticipated,” “forward,” “will,” “would,” “may,” “remain,” “potential,” “prepare,” “expected,” “believe,” “plan,” “near future,” “belief,” “guidance,” and similar expressions are intended to identify forward-looking statements. These statements include, but are not limited to, statements regarding future events such as: the Company’s financial projections and guidance, including its expected earnings expense for 2022, including expected R&D and SG&A expense, and expected revenue and earnings per share for the first quarter 2021; the Company’s ability to obtain and maintain regulatory approval of its products and product candidates; the Company's clinical development plan for its product candidates, including the number and timing of development initiatives or new indications for the Company’s product candidates; the Company’s timing and ability to enroll patients in upcoming clinical trials; the timing, scope or likelihood and timing of regulatory filings and approvals from the FDA for the Company’s product candidates, including Landiolol and its fulvestrant product; the progress and success of the Company’s launch of any products, including vasopressin and PEMFEXY; the ability of the Company to successfully commercialize its product candidates, including vasopressin and PEMFEXY; the ability of vasopressin to benefit providers and patients as an alternative to Vasostrict; the period of marketing exclusivity for any of the Company’s products or product candidates, including vasopressin; the timing, scope or likelihood and timing of regulatory filings and approvals from the FDA for the Company’s product candidates and the Company’s ability to maintain regulatory approval of its products and product candidates; the Company's clinical development plan for the product candidates in its portfolio; the implementation of certain healthcare reform measures; the ability of the Company to obtain and maintain coverage and adequate reimbursement for its products; the success of the Company's collaborations with its strategic partners and the timing and results of these partners’ preclinical studies and clinical trials, and the Company’s potential earnings potential through such collaborations; the ability of the Company’s executive team to execute on the Company’s strategy and to utilize its cash and other assets to increase shareholder value; and the ability of the Company’s product candidates to deliver value to stockholders; the Company's ability to deliver value in 2022 and over the long term; the Company’s ability to utilize its cash and other assets to increase shareholder value; the Company’s ability to effectively manage and control expenses in line with its budget; and the Company's plans and ability to advance the products in its pipeline; the Company’s ability to complete business development transactions in a timely manner, on favorable terms to the Company, or at all; the sufficiency of the Company’s cash flows and capital resources; the Company’s ability to achieve expected future financial performance and results; the completion of the first quarter of 2022 and the financial closing procedures for the period and other developments that may arise that would cause the Company’s expectations with respect to the Company’s first quarter 2022 revenue expectations to differ, perhaps materially, from the financial results that will be reflected in the Company’s reported financial results for the first quarter of 2022. All of such statements are subject to certain risks and uncertainties, many of which are difficult to predict and generally beyond the Company's control, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. Such risks and uncertainties include, but are not limited to: the impacts of the COVID-19 pandemic, including disruption or impact in the sales of the Company's marketed products, interruptions or other adverse effects to clinical trials, delays in regulatory review, manufacturing and supply chain interruptions, adverse effects on healthcare systems, disruption in the operations of the Company's third party partners and disruption of the global economy, and the overall impact of the COVID-19 pandemic on the Company's business, financial condition and results of operations; whether the Company will incur unforeseen expenses or liabilities or other market factors; whether the Company will successfully implement its development plan for its product candidates; delay in or failure to obtain regulatory approval of the Company's or its partners’ product candidates; whether the Company can successfully market and commercialize its product candidates; the success of the Company's relationships with its partners; the availability and pricing of third party sourced products and materials; the outcome of litigation involving any of its products or that may have an impact on any of our products; successful compliance with the FDA and other governmental regulations applicable to product approvals, manufacturing facilities, products and/or businesses; general economic conditions, including the potential adverse effects of public health issues, including the COVID-19 pandemic, on economic activity and the performance of the financial markets generally; the strength and enforceability of the Company's intellectual property rights or the rights of third parties; competition from other pharmaceutical and biotechnology companies and the potential for competition from generic entrants into the market; the risks inherent in the early stages of drug development and in conducting clinical trials; factors in addition to the foregoing that may impact the Company’s financial projects and guidance, including among other things, any potential business development transactions, acquisitions, restructurings or legal settlements, in addition to any unanticipated factors, that may cause the Company’s actual results and outcomes to materially differ from its projections and guidance; and those risks and uncertainties identified in the “Risk Factors” sections of the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2021, filed with the Securities and Exchange Commission (the “SEC”) on November 9, 2021, and its other subsequent filings with the SEC, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, which the Company expects to file with the SEC on March 7, 2022. Readers are cautioned not to place undue reliance on these forward-looking statements. All forward-looking statements contained in this press release speak only as of the date on which they were made. Except to the extent required by law, the Company undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

Page 8: Eagle Pharmaceuticals Reports Fourth Quarter 2021 Results

Non-GAAP Financial Performance Measures

In addition to financial information prepared in accordance with U.S. GAAP, this press release also contains adjusted non-GAAP net income, adjusted non-GAAP earnings per share attributable to Eagle, adjusted non-GAAP R&D expense and adjusted non-GAAP SG&A expense. The Company believes these measures provide investors and management with supplemental information relating to operating performance and trends that facilitate comparisons between periods and with respect to projected information.

Adjusted non-GAAP net income excludes amortization expense, stock-based compensation expense, depreciation expense, expense of acquired in-process research and development, severance, expense related to collaboration with Tyme, non-cash interest expense, fair value adjustments on equity investment, convertible promissory note related credit losses, fair value adjustments related to derivative instrument, accretion of discount on convertible promissory note and the tax effect of these adjustments.

The Company believes the use of non-GAAP financial measures helps indicate underlying trends in the Company’s business and are important in comparing current results with prior period results and understanding projected operating performance. Non-GAAP financial measures provide the Company and its investors with an indication of the Company’s baseline performance before items that are considered by the Company not to be reflective of the Company’s ongoing results. See the attached reconciliation tables for details of the amounts excluded and included to arrive at certain of the non-GAAP financial measures.

Investors should note that reconciliations of the forward-looking or projected non-GAAP financial measures included in this press release to their most comparable GAAP financial measures cannot be provided because the Company cannot do so without unreasonable efforts due to the unavailability of  information needed to calculate the reconciling items and the variability, complexity, and limited visibility of comparable GAAP measures, and the reconciling items that would be excluded from the non-GAAP financial measures in the future. Reconciliations of the components of projected adjusted non-GAAP R&D, SG&A, net income, and earning per share to their most comparable GAAP financial measures is not provided because the quantification of projected GAAP R&D, SG&A, net income and earning per share and the reconciling items between projected GAAP to adjusted non-GAAP R&D, SG&A, net income, and earnings per share cannot be reasonably calculated or predicted at this time without unreasonable efforts. For example, with respect to GAAP net income, the Company is not able to calculate the favorable or unfavorable expenses related to the fair value adjustments on equity investments and derivative instruments primarily due to nature of these transactions. Such unavailable information could be significant such that actual GAAP R&D, SG&A, net income, and earnings per share would vary significantly from projected GAAP and adjustment non-GAAP R&D, SG&A, net income, and earnings per share.

These non-GAAP financial measures should be considered in addition to, but not as a substitute for, the information prepared in accordance with U.S. GAAP. The Company strongly encourages investors to review its consolidated financial statements and publicly-filed reports in their entirety and cautions investors that the non-GAAP financial measures used by the Company may differ from similar measures used by other companies, even when similar terms are used to identify such measures.

Investor Relations for Eagle Pharmaceuticals, Inc.:

Lisa M. Wilson

In-Site Communications, Inc.

T: 212-452-2793

E: lwilson@insitecony.com

-- Financial tables follow –

Page 9: Eagle Pharmaceuticals Reports Fourth Quarter 2021 Results

EAGLE PHARMACEUTICALS, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share amounts)

	December 31, 2021	December 31, 2020
ASSETS
Current assets:
Cash and cash equivalents	$97,659	$103,155
Accounts receivable, net	41,149	51,117
Inventories	21,908	8,075
Prepaid expenses and other current assets	11,890	3,718
Total current assets	172,606	166,065
Property and equipment, net	1,636	2,077
Intangible assets, net	10,671	12,917
Goodwill	39,743	39,743
Deferred tax asset, net	18,798	15,180
Other assets	10,278	17,208
Total assets	$253,732	$253,190
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$16,431	$6,268
Accrued expenses and other liabilities	32,338	23,817
Short-term debt	25,607	8,000
Total current liabilities	74,376	38,085

Other long-term liabilities	2,903	3,959
Long-term debt	—	25,135
Total liabilities	77,279	67,179

Commitments and Contingencies

Stockholders' equity:
Preferred stock, 1,500,000 shares authorized and no shares issued or outstanding as December 31, 2021 and 2020	—	—
Common stock, $0.001 par value; 50,000,000 shares authorized; 16,903,034 and 16,739,203 shares issued as of December 31, 2021 and 2020, respectively	17	17
Additional paid in capital	325,779	305,403
Accumulated other comprehensive loss	(94)	—
Retained earnings	75,862	84,489
Treasury stock, at cost, 4,111,622 and 3,682,176 shares as of December 31, 2021 and 2020, respectively	(225,111)	(203,898)
Total stockholders' equity	176,453	186,011
Total liabilities and stockholders' equity	$253,732	$253,190

Page 10: Eagle Pharmaceuticals Reports Fourth Quarter 2021 Results

EAGLE PHARMACEUTICALS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
	(unaudited)	(unaudited)
Revenue:
Product sales, net	$16,158	$22,936	$65,023	$72,323
Royalty revenue	26,162	26,980	106,523	110,479
License and other revenue	—	—	—	5,000
Total revenue	42,320	49,916	171,546	187,802
Operating expenses:
Cost of product sales	9,693	9,843	31,528	33,647
Cost of royalty revenue	2,616	2,698	10,652	11,818
Research and development	3,787	9,395	51,275	30,785
Selling, general and administrative	20,325	18,187	75,322	78,598
Total operating expenses	36,421	40,123	168,777	154,848
Income from operations	5,899	9,793	2,769	32,954
Interest income	165	20	560	562
Interest expense	(395)	(413)	(1,635)	(2,577)
Other (expense) income	(4,445)	1,987	(6,242)	(8,262)
Total other (expense) income, net	(4,675)	1,594	(7,317)	(10,277)
Income (loss) before income tax provision	1,224	11,387	(4,548)	22,677
Income tax provision	(7,420)	(3,330)	(4,079)	(10,688)
Net (loss) income	$(6,196)	$8,057	$(8,627)	$11,989
(Loss) earnings per common share:
Basic	$(0.48)	$0.62	$(0.66)	$0.89
Diluted	$(0.48)	$0.60	$(0.66)	$0.87
Weighted average number of common shares outstanding:
Basic	12,896,471	13,066,189	13,051,095	13,481,525
Diluted	12,896,471	13,331,149	13,051,095	13,771,393

Page 11: Eagle Pharmaceuticals Reports Fourth Quarter 2021 Results

EAGLE PHARMACEUTICALS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Year Ended December 31,
	2021	2020
Cash flows from operating activities:
Net (loss) income	$(8,627)	$11,989
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Deferred income taxes	(3,618)	(1,511)
Depreciation expense	764	872
Noncash operating lease expense related to right-of-use assets	1,046	1,228
Amortization expense of intangible assets	2,996	2,666
Convertible promissory note related credit losses	758	—
Stock-based compensation expense	19,555	24,756
Fair value adjustments on equity investment	6,170	5,300
Amortization of debt issuance costs	472	419
Fair value adjustments on settled accelerated share repurchase agreement	—	2,962
Fair value adjustments related to derivative instrument	(686)	—
Accretion of discount on convertible promissory note	(148)	—
Changes in operating assets and liabilities which provided (used) cash:
Accounts receivable	9,529	(3,113)
Inventories	(13,833)	(1,509)
Prepaid expenses and other current assets	(2,770)	11,386
Other assets	(1,321)	(2,325)
Accounts payable	10,162	806
Accrued expenses and other liabilities	7,770	(4,429)
Net cash provided by operating activities	28,219	49,497
Cash flows from investing activities:
Purchase of equity investment security	—	(17,500)
Purchase of property and equipment	(323)	(747)
Purchase of convertible promissory note	(5,000)	—
Net cash used in investing activities	(5,323)	(18,247)
Cash flows from financing activities:
Repurchases of common stock	(21,213)	(34,999)
Proceeds from existing revolving credit facility	—	110,000
Repayment of existing revolving credit facility	—	(110,000)
Payment of debt	(8,000)	(5,000)
Payment of employee withholding tax upon vesting of stock-based awards	(1,577)	(1,525)
Proceeds from common stock option exercises	2,398	3,654
Net cash used in financing activities	(28,392)	(37,870)
Net decrease in cash and cash equivalents	(5,496)	(6,620)
Cash and cash equivalents at beginning of period	103,155	109,775
Cash and cash equivalents at end of period	$97,659	$103,155
Supplemental disclosures of cash flow information:
Cash paid during the period for:
Income taxes, net	$10,005	$6,428
Interest	1,197	2,224
Right-of-use asset obtained in exchange for lease obligation, inclusive of a lease amendment	270	855

Page 12: Eagle Pharmaceuticals Reports Fourth Quarter 2021 Results

EAGLE PHARMACEUTICALS, INC.

RECONCILIATION OF GAAP TO ADJUSTED NON-GAAP NET INCOME AND

ADJUSTED NON-GAAP EARNINGS PER SHARE (UNAUDITED)

(In thousands, except share and per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2021	2020	2021	2020
Net (loss) income - GAAP	$(6,196)	$8,057	$(8,627)	$11,989

Adjustments:
Cost of product revenues:
Amortization expense	675	262	1,578	1,046
Research and development:
Stock-based compensation expense	505	612	2,682	2,682
Depreciation expense	56	63	220	269
Expense of acquired in-process research & development	339	-	15,339	-
Severance	260	-	534	-
Selling, general and administrative:
Stock-based compensation expense	4,177	5,709	16,873	22,074
Expense related to collaboration with Tyme	-	-	-	2,500
Amortization expense	203	405	1,418	1,620
Depreciation expense	133	153	544	603
Severance	1,216	679	1,550	924

Other:
Non-cash interest expense	118	118	472	472
Fair value adjustments on equity investment	4,270	(2,400)	6,170	5,300
Convertible promissory note related credit losses	608	-	758	-
Fair value adjustments related to derivative instrument	(432)	413	(686)	2,962
Accretion of discount on convertible promissory note	(46)	-	(148)	-
Tax effect of the non-GAAP adjustments	5,332	(1,233)	(4,276)	(3,699)

Adjusted non-GAAP net income	$11,218	$12,838	$34,401	$48,742

Adjusted non-GAAP earnings per share:
Basic	$0.87	$0.98	$2.64	$3.62
Diluted	$0.85	$0.96	$2.59	$3.54
Weighted average number of common shares outstanding:
Basic	12,896,471	13,066,189	13,051,095	13,481,525
Diluted	13,203,666	13,331,149	13,265,181	13,771,393

Page 13: Eagle Pharmaceuticals Reports Fourth Quarter 2021 Results

EAGLE PHARMACEUTICALS, INC.

RECONCILIATION OF GAAP TO ADJUSTED NON-GAAP EBITDA (UNAUDITED)

(In thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2021	2020	2021	2020
Net (loss) income - GAAP	$(6,196)	$8,057	$(8,627)	$11,989

Add back:
Interest expense, net of interest income	230	393	1,075	2,015
Income tax provision	7,420	3,330	4,079	10,688
Depreciation and amortization expense	1,067	883	3,760	3,538

Add back:
Stock-based compensation expense	4,682	6,321	19,555	24,756
Fair value adjustments on equity investment	4,270	(2,400)	6,170	5,300
Expense of acquired in-process research & development	339	-	15,339	-
Convertible promissory note related credit losses	608	-	758	-
Fair value adjustments related to derivative instrument	(432)	413	(686)	2,962
Expense related to collaboration with Tyme	-	-	-	2,500
Severance	1,476	679	2,084	924
Adjusted Non-GAAP EBITDA	$13,464	$17,676	$43,507	$64,672